Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-13008, 333-125027, 333-137105, 333-145713 and 333-153069) pertaining to the VimpelCom 2000 Stock Option Plan and the Amended and Restated VimpelCom 2000 Stock Option Plan of our report dated May 6, 2009, except for the adoption of SFAS 160 as described in Note 2, as to which the date is December 4, 2009 and Note 23, as to which the date is March 5, 2010, with respect to the consolidated financial statements of Open Joint Stock Company Vimpel-Communications (“VimpelCom”) for the year ended December 31, 2008 and our report dated May 6, 2009 except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is March 5, 2010, with respect to the effectiveness of internal control over financial reporting of VimpelCom as of December 31, 2008, included in this Annual Report on Form 20-F/A of VimpelCom, for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLC

Moscow, Russia

March 18, 2010